130 Adelaide Street West Suite 2116 Toronto, Ontario Canada M5H 3P5

News Release – June 7, 2010	TSX: PDL
10-18-NAP	NYSE Amex: PAL

North American Palladium Provides LDI Exploration Update

2010 Drilling Extends the Roby and Offset Zones

TORONTO, June 7, 2010 – North American Palladium Ltd. (“NAP” or “the Company”) (TSX: PDL) (NYSE Amex: PAL) today provided an update on the drill results from its 2010 exploration program at the Company’s flagship Lac des Iles (“LDI”) palladium mine in Northern Ontario.  These results (see table in appendix) are the first tranche of drill results from a 53,000 metre 2010 drill program underway at LDI.

Highlights:
•	Current mine (Roby Zone) extended approximately 100 metres north and at depth
•	Offset Zone extended higher towards surface
•	Continued positive drill results throughout the Offset Zone

“The positive drill results from our 2010 exploration program to date confirm our belief that there remains considerable exploration upside at LDI.  These results support our organic growth strategy, suggesting that we will be able to extend mining in the Roby Zone beyond two years, and that the Offset Zone will provide at least an additional 10 years of mining at an annualized production rate in the range of 250,000 ounces per year", said William J. Biggar, President and CEO.  “With permits, mine infrastructure and mill facilities already in place, we are confident that we can move from exploration success to production on an accelerated timeline,” added Mr. Biggar.

None of the results reported today are incorporated in the resource update for the Offset Zone released on May 27, 2010, which only included results from the 2009 program.

Since the beginning of 2010, four drills have completed 63 holes totaling 20,500 meters, of which:
•	26 holes (5,485 meters) were completed from underground on the extension of the Roby Zone; and
•	37 holes (15,015 metres) were completed on the Offset Zone including:
(i)	underground on the upward extension of the Offset Zone (mine elevation 4900 and higher - "Upper Offset Zone");
(ii)	on the Central Offset Zone to complete the previous drilling pattern and to follow its northern extension; and
(ii)	from surface with directional drilling, with the first deep holes into the Lower Offset Zone (mine elevation 4650 and lower).

Drill results are included in the appendix of this news release. Elevations referred to in this news release are presented in the mine grid in Figure 1, available online at www.nap.com/explore_ldi.htm.

Roby Extension

The 2010 underground drill campaign extended the Roby Zone approximately 100 metres north and at depth.  The mineralized area encountered are located immediately adjacent to the underground infrastructure that is currently utilized for production from the Roby Zone, which is presently mined at a rate of 2,600 tonnes per day (140,000 oz palladium per annum).

Some of the most encouraging drill results include:
•	Hole 10-102: where an average value of 5.0 g/t Pd was intersected over 18 metres;
•	Hole 10-105: where a 6 metre intersection graded 24.3 g/t Pd, including 1 metre at 109.0 g/t Pd (one of the best intercepts in LDI’s history);
•	Hole 10-114: which intersected 11 metres grading 5.3 g/t Pd, including 6 metres at a grade of 8.0 g/t Pd;
•	Hole 10-118: which intersected 5 metres at a grade of 13.4 g/t Pd;
•	Hole 10-119: which intersected 11 metres grading 6.9 g/t Pd; and
•	Hole 10-121: which intersected 18 metres grading 6.7 g/t Pd.

The positions of the holes are shown in Figure 2, available online at www.nap.com/explore_ldi.htm.

An additional 10 holes are planned for 2010 to follow the Roby Zone at depth and north.  The Company is also currently evaluating the impact of these results on the mine plan, which is expected to lengthen production from the Roby Zone from its current forecast of 140,000 ounces per year for 2 years.

Offset Zone

Since the beginning of 2010, three different parts of the Offset Zone were drilled:
•	The Upper Offset Zone, which is the upper extension over mine elevation 4900;
•	The Central Offset Zone, (mine elevation between 4650 and 4900) which was the subject of the 2009 drill campaign; and
•	The Lower Offset Zone, under mine elevation 4650.

The Upper Offset Zone:

The 2010 underground drilling has extended the Upper Offset Zone approximately 50 metres higher on the 4950 elevation, where drilling encountered some of the best results to date. This mineralized area was not included in the May 2010 resource estimate.  Five holes (10-330 to 10-334) were drilled at elevation 4900 on 15 metre spacing and the reported lengths are very close to true widths.  Some of the most encouraging drill results include:
•	Hole 10-330: which intersected 11 metres grading 10.7 g/t Pd, including 6 metres grading 15.2 g/t Pd;
•	Hole 10-334: which intersected 11 metres grading 8.0 g/t Pd, including 5 metres at a grade of 13.1g/t Pd;

Another series of 5 holes (10-301 to 10-305) were also drilled from the Roby underground mine infrastructure towards the 4950 elevation. The Offset Zone was intersected and is still open towards the surface.  Some of the best results include:
•	Hole 10-302: which intersected 18 metres at a grade of 9.5 g/t Pd, including 5 metres at a grade of 14.3 g/t Pd; and

North American Palladium – News Release
June 7, 2010: North American Palladium Provides LDI Exploration Update

•	Hole 10-304: which intersected 11 metres of 7.5 g/t Pd, including 6 metres at a grade of 9.3 g/t Pd.

Further drilling will continue to follow the upward extension of the Upper Offset Zone.

The positions of the holes are shown in Figures 2 and 3, available online at www.nap.com/explore_ldi.htm.

The Central Offset Zone:

In late 2009 and early 2010, two attempts were made to drill from the underground Roby Zone infrastructure to follow the northern extension of the Offset Zone. Due to the unfavorable positioning of the drill bays in space relative to the target, several of the attempted holes missed. However, two holes from the series 09-954 to 09-960 (see appendix) had very favourable intercepts:
•	Hole 09-954: intersected 15 metres grading 9.0 g/t Pd, including 5 metres grading 18.6 g/t Pd; and
•	Hole 09-955: intersected 16 metres grading 8.2 g/t Pd, including 7 metres at 13 g/t Pd.

Although both holes were drilled at the end of 2009, assay results and interpretation were not available in time for the May resource estimate.

The 10-401 to 10-405 series of drill holes also attempted to follow the north extension of the Offset Zone but they had limited success.  Due to the low angle of the intersection, Company geologists estimate the true widths of mineralization to be 50% of those intersections. These results nonetheless support the belief that there is a northern extension of the Offset Zone.

In addition, five holes (10-201 to 10-205) were drilled from underground to infill areas of the Offset Zone where the drill pattern was not regular.  All of these intersected the Offset Zone, most over large widths.

Some of the best results are:
•	Hole 10-201: which intersected 40 metres at a grade of 6.9 g/t Pd, including 10 metres at 11.7 g/t Pd;
•	Hole 10-204: which intersected 69 metres at a grade of 5.1 g/t Pd, including 9 metres at 8.0 g/t Pd and 10 metres at 11.5 g/t Pd; and
•	Hole 10-205: which intersected 33 metres of 6.2 g/t Pd.

A visual of the longitudinal section is shown in Figures 4 and 5, available online at www.nap.com/explore_ldi.htm.

The Lower Offset Zone:

While awaiting the partial completion of a new ramp into the Offset Zone, which will allow for further infill drilling, the Company commenced a surface directional drilling campaign in March 2010 with two surface drills. The objective was to drill deep holes around the 4450-4650 elevation of the Offset Zone.

The first completed hole (10-501) at elevation 4650, in the south part of the Offset Zone, initially intersected an unknown 8-metre mineralized interval commencing at 701 metres down hole, grading 9.6 g/t Pd.  It then intersected the Offset Zone at 1,138 metres, for 19 metres grading 3.5 g/t Pd.  A second directional hole is in progress and the same unknown mineralized area was again intersected at 703 metres. This second intersection is 5 metres long and returned a grade of 8.4 g/t Pd. A historical review of previous surface holes in the vicinity is in progress to evaluate these findings.

North American Palladium – News Release
June 7, 2010: North American Palladium Provides LDI Exploration Update

The second surface drill completed hole 10-551, aimed at elevation 4500, in the north part of the Offset Zone. The Offset Zone was intersected at a down hole depth of 1,286 metres, over a length of 28 metres grading an average of 6.0 g/t Pd, including 7 metres from 1,290 to 1,297 metres at a grade of 12.3 g/t Pd. It also intersected a second zone, from 1,369 to 1,387 meters, (a core length of 18 metres) grading 5.5 g/t Pd. The results indicate the potential at depth of the Offset Zone.

Ongoing Exploration

NAP is continuing its significant $15 million 2010 exploration program at LDI.  The program consists of 53,000 metres of drilling to expand the size of the Offset and Roby zones, increase the grade of Offset Zone mineralization and to explore the West Pit and other surface areas.

Technical Information and Qualified Person

The assay analyses performed during NAP’s drill programs are subject to a formal quality assurance and quality control (QA/QC) program. Diamond drill core is logged and sampled on site and at the Company’s exploration office in Thunder Bay with sample transport by the Company and Courtesy Courier to Activation Laboratories Ltd. (Thunder Bay and Ancaster), an independent accredited laboratory, for assay analysis. Check assay analyses are carried out by SGS Minerals Services (Toronto), a laboratory that is also independent of the Company. The Company’s exploration team designed and executed the drilling program under the supervision of Mr. Michel Bouchard, P. Geo., Vice President, Exploration and Development, a Qualified Person as defined by National Instrument 43-101, who has reviewed and approved the content of this news release.

About North American Palladium

NAP is a Canadian precious metals company focused on the production of palladium and gold in mining-friendly jurisdictions. Lac des Iles, the Company’s flagship mine, is one of North America’s two primary palladium producers. Located approximately 85 kilometres northwest of Thunder Bay, Ontario, Lac des Iles has produced palladium since 1993. NAP also owns and operates the Sleeping Giant gold mine located in the prolific Abitibi region of Quebec. The Company has extensive landholdings adjacent to both the Lac des Iles and Sleeping Giant mines, and is pursuing a significant exploration program aimed at increasing its reserves and resources in those areas. NAP trades on the TSX under the symbol PDL and on the NYSE Amex under the symbol PAL.  The Company’s common shares are included in the S&P/TSX Global Mining Index.

For further information please contact:

Camilla Bartosiewicz
Manager, Investor Relations and Corporate Communications
Telephone: 416-360-7971 Ext. 226 (Toll Free: 1-888-360-7590)
Email: camilla@nap.com

Michel Bouchard
Vice President, Exploration & Development
Tel:  416-360-7971 Ext. 224 (Toll Free: 1-888-360-7590)
Email: mbouchard@nap.com

North American Palladium – News Release
June 7, 2010: North American Palladium Provides LDI Exploration Update

Cautionary Statement on Forward Looking Information
Certain information included in this press release, including any information as to our future exploration, financial or operating performance and other statements that express management's expectations or estimates of future performance, constitute ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. The words ‘expect’, ‘believe’, ‘will’, ‘intend’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, including the possibility that ramping-up operations at the Lac des Iles and Sleeping Giant mines to a steady-state may not proceed as planned, that other properties can be successfully developed, and that metal prices, foreign exchange assumptions and operating costs may differ from management’s expectations. The Company cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of North American Palladium to be materially different from the Company’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and that the forward-looking statements are not guarantees of future performance. These statements are also based on certain factors and assumptions. For more details on these estimates, risks, assumptions and factors, see the Company’s most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

North American Palladium – News Release
June 7, 2010: North American Palladium Provides LDI Exploration Update

Appendix

Roby Extension Drilling Results
Drill Hole	From (m)	To (m)	Length (m)	Pd g/t	Pt g/t	Au g/t	Cu %	Ni %	Co %
10-101	184	186	2	3.6	0.32	0.07	0.01	0.04	0.01
10-102	164	182	18	5	0.27	0.07	0.01	0.04	0.01
10-103	137	144	7	7.64	0.94	0.12	0.01	0.05	0.01
10-104	135	137	2	5.25	0.41	0.54	0.03	0.06	0.01
10-105	160	166	6	24.31	1.17	0.86	0.04	0.08	0.01
Including	164	165	1	109	4.82	2.35	0.05	0.08	0.01
10-106	117	128	11	5.89	0.32	0.28	0.02	0.06	0.01
Including	121	128	7	6.84	0.37	0.38	0.03	0.07	0.01
10-107	121	124	3	12.9	0.73	0.33	0.03	0.07	0.01
10-108	95	98	3	9.95	0.37	0.15	0.01	0.06	0.01
10-109	78	80	2	3.12	0.38	0.14	0.05	0.06	0.01
10-110	Abandoned
10-111	180	184	4	5.43	0.43	0.12	0.01	0.03	0.01
10-112	160	162	2	3.03	0.3	0.17	0.01	0.06	0.01
10-113	No significant values
10-114	141	152	11	5.31	0.33	0.27	0.01	0.05	0.01
Including	146	152	6	8.06	0.44	0.08	0.01	0.04	0.01
10-115	No significant values
10-116	135	139	4	5.99	0.31	0.07	0.01	0.04	0.01
10-117	101	104	3	4.82	0.45	1.3	0.07	0.15	0.01
10-118	175	180	5	13.42	0.96	1.2	0.11	0.16	0.01
10-119	135	146	11	6.89	0.36	0.15	0.01	0.05	0.01
10-120	104	107	3	4.56	0.23	0.02	0.02	0.04	0.01
10-121	123	141	18	6.70	0.41	0.67	0.13	0.12	0.01
10-122	160	169	9	6.86	0.35	0.08	0.01	0.04	0.01
Including	160	165	5	8.36	0.47	0.11	0.03	0.04	0.01

Program: Offset In-Fill (10-200 series)
Drill Hole	From (m)	To (m)	Length (m)	Pd g/t	Pt g/t	Au g/t	Cu %	Ni %	Co %
10-201	259	299	40	6.89	0.40	0.39	0.08	0.12	0.01
Including	259	269	10	11.68	0.61	0.30	0.06	0.11	0.01
10-202	291	306	15	3.23	0.26	0.65	0.12	0.14	0.01
10-203	NSA
10-204	338	407	69	5.09	0.30	0.25	0.06	0.10	0.01
Including	384	393	9	8.02	0.52	0.17	0.05	0.10	0.01
Including	397	407	10	11.50	0.57	0.58	0.13	0.15	0.01
10-205	359	374	15	7.04	0.43	0.67	0.19	0.19	0.01
Including	401	434	33	6.22	0.35	0.23	0.06	0.08	0.01

Program: Upper Offset
Drill Hole	From (m)	To (m)	Length (m)	Pd g/t	Pt g/t	Au g/t	Cu %	Ni %	Co %
10-301	368	389	21	4.65	0.35	0.28	0.10	0.11	0.01
10-302	266	284	18	9.56	0.58	0.34	0.08	0.14	0.01
Including	269	274	5	14.31	0.83	0.41	0.06	0.13	0.01
10-303	305	310	5	5.62	0.46	0.39	0.10	0.15	0.01
10-304	154	165	11	7.50	0.45	0.48	0.12	0.16	0.01
Including	159	165	6	9.28	0.53	0.57	0.14	0.19	0.01
10-305	297	298	2	5.68	0.51	0.05	0.01	0.10	0.01
10-306	195	212	17	4.85	0.32	0.44	0.07	0.10	0.01
10-306	204	208	4	6.62	0.39	0.78	0.12	0.14	0.01

Program: 4900 Vent Raise
Drill Hole	From (m)	To (m)	Length (m)	Pd g/t	Pt g/t	Au g/t	Cu %	Ni %	Co %
10-330	72	83	11	10.72	0.65	0.58	0.13	0.16	0.01
Including	75	81	6	15.27	0.89	0.77	0.14	0.18	0.01
10-331	77	82	5	2.2	0.2	0.19	0.07	0.1	0.01
10-332	61	69	8	5.36	0.32	0.3	0.06	0.12	0.01
Including	61	65	4	7.44	0.43	0.38	0.05	0.14	0.01
10-333	72	81	9	6.53	0.38	0.5	0.09	0.13	0.01
Including	72	78	6	8.2	0.4	0.68	0.1	0.15	0.01
10-334	70	81	11	8	0.47	0.24	0.08	0.1	0.01
Including	74	79	5	13.14	0.68	0.29	0.09	0.13	0.01

Program: South Offset (Directional)
Drill Hole	From (m)	To (m)	Length (m)	Pd g/t	Pt g/t	Au g/t	Cu %	Ni %	Co %
10-501	701	709	8	9.65	0.53	0.56	0.12	0.12	0.01
10-501	1029	1047	18	2.44	0.36	0.26	0.21	0.16	0.01
10-501	1138	1157	19	3.53	0.45	0.36	0.12	0.11	0.01
10-502	703	708	5	8.46	0.45	0.49	0.11	0.10	0.01

Program: Deep Offset
Drill Hole	From (m)	To (m)	Length (m)	Pd g/t	Pt g/t	Au g/t	Cu %	Ni %	Co %
10-551	1286	1314	28	6.02	0.40	0.60	0.21	0.27	0.01
Including	1290	1297	7	12.33	0.63	0.43	0.10	0.18	0.01
Incuding	1369	1387	18	5.50	0.44	0.82	0.17	0.19	0.01

Program: Interim (2009)
Drill Hole	From (m)	To (m)	Length (m)	Pd g/t	Pt g/t	Au g/t	Cu %	Ni %	Co %
09-954	217	232	15	9.01	0.48	0.49	0.06	0.11	0.01
Including	222	227	5	18.63	0.83	0.81	0.10	0.13	0.01
09-955	218	234	16	8.20	0.53	0.47	0.06	0.10	0.01
Including	223	230	7	12.99	0.75	0.41	0.05	0.10	0.01
09-956	NSA	Overshot target
09-958	NSA	Overshot target
09-959	NSA	Overshot target
09-960	NSA	Overshot target

Program: North Offset
Drill Hole	From (m)	To (m)	Length (m)	Pd g/t	Pt g/t	Au g/t	Cu %	Ni %	Co %
10-401	NSA	Overshot target
10-402	NSA	Overshot target
10-403	NSA	Overshot target
10-404	456	459	3	9.49	0.33	0.04	0.001	0.03	0.00
10-405	NSA	Overshot target